Exhibit 99.1

Emmaus Life Sciences Provides Additional Operational and OTC Markets Updates

Torrance CA, July 31, 2020 - Emmaus Life Sciences, Inc. (OTCQB: EMMA), a leader in sickle cell disease treatment, provided today additional operational updates for the year ended December 31, 2019 as well as operational updates for the quarters ended March 31 and June 30, 2020 in advance of the filing of its Annual Report on Form 10-K for 2019 and Quarterly Reports on Form 10-Q for the first and second quarters of 2020.

“We continue to work with our predecessor auditor and current auditor in resolving the proposed adjustments to our 2018 financials in order to file our 2019 10-K and our 2020 first and second quarter 10-Qs as soon as possible. Emmaus looks forward to sharing its financial results with our current and prospective stakeholders,” said Dr. Yutaka Niihara, M.D., M.P.H., Chairman and Chief Executive Officer. “In advance of those filings, Emmaus is providing these updates regarding our operations and the status of trading in our common stock.”

Sales Activity – U.S.

▪	As previously reported, in 2019 Emmaus shipped 24,072 boxes of Endari® to its U.S. customers (primarily distributors and specialty pharmacies) compared to 16,304 boxes in 2018, a 48% increase. Product shipments by Emmaus to its customers are referred to as “Emmaus Unit Sales.”

In accordance with U.S. GAAP, Emmaus’ reported net revenue is determined by adjusting gross sales for shipments in transit, fees, discounts, rebates, other variable consideration, and adjustments to prior period estimates of variable consideration. The wholesale acquisition cost (WAC) per box of Endari® was $1,110 in 2019. Effective January 1, 2020, Emmaus increased the WAC per box to $1,154. The cost to patients is reduced by any applicable co-pay assistance programs and eligibility for certain of Emmaus’ patient assistance programs.

Emmaus also tracks the sell-through of Endari® by its distributors to pharmacies and by its specialty pharmacy customers to sickle cell disease patients (“Distributor Unit Sales”) since they can be a leading indicator of future Emmaus Unit Sales. In 2019, Distributor Unit Sales amounted to 22,934 boxes in the U.S. compared to 14,506 boxes in 2018, a 58% increase.

▪	Effective January 1, 2020, Emmaus switched from use of a contract sales organization to its own direct sales force and continues to build its internal sales and marketing capabilities. Emmaus currently has 20 employees in its sales and marketing department.

The following table summarizes Emmaus Unit Sales and Distributor Unit Sales by quarter for 2019 and 2020 (through June 30, 2020):

Boxes Shipped in U.S. by Quarter 2019 - 2020	Q1-19	Q2-19	Q3-19	Q4-19	Q1-20	Q2-20
Emmaus Unit Sales	5,347	5,626	6,295	6,804	7,456	4,864
Percentage Change Over Prior Quarter	NA	5%	12%	8%	10%	(35%)
Distributor Unit Sales	5,361	5,667	6,083	5,823	5,673	6,085
Percentage Change Over Prior Quarter	NA	6%	7%	(4%)	(3%)	7%

▪	Quarterly Emmaus Unit Sales are impacted by distributor inventory levels as well as the timing of bulk orders (i.e., large-volume purchases) placed periodically by Emmaus’ distributors, which reduce Emmaus Unit Sales in subsequent quarters in which no similar bulk orders occur. A historically high level of bulk orders near the end of the first quarter of 2020 adversely impacted Emmaus Unit Sales in the second quarter of 2020. However, Distributor Unit Sales remained strong in the second quarter of 2020 and increased 7% over the first quarter.

Sales Updates – Outside the U.S.

▪	Emmaus continues to make progress in developing markets for Endari® in the Middle East and North Africa (MENA) region. On June 29, 2020 Emmaus announced it received Endari® marketing authorization from the Israeli Ministry of Health and on July 23, 2020 announced the opening of its Dubai office. These developments will accelerate the company’s efforts to reach the estimated 100,000 potentially treatable sickle cell disease patients in the MENA region.

Patient Compliance and COVID-19 Impact

▪	Prescriptions from Emmaus’ main specialty pharmacy partners increased in the second quarter as compared to the first quarter of 2020. Emmaus is encouraged that patient compliance and adherence as well as health monitoring appear to have held up well in the wake of the COVID-19 pandemic which may bode well for improved patient adherence as the pandemic subsides. In addition, Emmaus has recently developed certain patient support programs in conjunction with its main specialty pharmacy partners designed to improve patient access to Endari® where appropriate.

Research and Development

▪	Emmaus’ Pilot/Phase 1 study of the same prescription grade L-glutamine oral powder active pharmaceutical ingredient found in Endari® in treating diverticulosis commenced in April 2019 is ongoing. The COVID-19 pandemic has slowed the progress of clinical trials in the pharmaceutical industry, in general, and patient enrollment at one of the three Emmaus trial sites was suspended temporarily. However, patient enrollment has now resumed, and Emmaus is confident that the study will ultimately evaluate the change in the number and size of colonic diverticula and assess safety in a total of up to 15 patients.

Based upon limited clinical results to date suggesting that Endari® may be effective in slowing and reversing the progression of diverticulosis, Emmaus announced on July 16, 2020 that it engaged Partner International to lead the out-licensing activity of its prescription grade L-glutamine powder for use in the treatment of diverticulosis.

▪	Emmaus is also exploring the possible investigational use of its prescription grade L-glutamine oral powder to mitigate the impact of COVID-19 or assist patients in their recovery.

Manufacturing

▪	As previously reported, the COVID-19 pandemic has not interrupted Emmaus’ supply chain and the company has sufficient finished goods inventory of Endari® to meet current and projected patient needs and support ongoing clinical trials. Progress continues on the manufacturing facility in Ube, Japan purchased by a 40% owned investee of Emmaus in December of 2019. To meet the longer term potential demand for prescription grade L-glutamine, Emmaus, its partners and contractors are beginning the process of establishing and obtaining regulatory approval and recertification for the production of prescription grade L-glutamine and the company currently anticipates that test production will commence in early 2021 with regulatory approval expected in 2022.

OTCQB Eligibility

▪	On July 30, 2020, Emmaus was notified by the OTC Markets Group, Inc. that its common stock will no longer be eligible for quotation on the OTCQB tier as of the open of the market on August 3, 2020 due to the delays in filing the company’s Annual Report on Form 10-K for 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. Once the company has filed its 10-K for 2019 and 10-Q for March 31, 2020 via EDGAR, posted the OTCQB Certification and verified the company profile through OTCIQ.com, the OTC Markets Group, Inc. will review the company to ensure that it still meets all of the requirements outlined in the OTCQB Standards at that time. If no further items are needed, the company’s common stock will be moved back to the OTCQB tier for the next trading day. In the meantime, quotes will be available on the OTC Pink tier.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company engaged in the discovery, development, marketing and sale of innovative treatments and therapies, including those in the rare and orphan disease categories. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Indication (U.S.) - Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

Sickle cell disease is an inherited blood disorder characterized by the production of an altered form of hemoglobin which polymerizes and becomes fibrous, causing red blood cells to become rigid and change form so that they appear sickle shaped instead of soft and rounded. Patients with sickle cell disease suffer from debilitating episodes of sickle cell crises, which occur when the rigid, adhesive and inflexible red blood cells occlude blood vessels. Sickle cell crises cause excruciating pain as a result of insufficient oxygen being delivered to tissue, referred to as tissue ischemia, and inflammation. These events may lead to organ damage, stroke, pulmonary complications, skin ulceration, infection and a variety of other adverse outcomes. Sickle cell disease is a significant unmet medical need, affecting approximately one hundred thousand patients in the U.S. and millions worldwide, the majority of which are of African descent. An estimated 1-in-365 African American children are born with sickle cell disease.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding operating trends and research and development activities and possible future manufacturing activities. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including uncertainties related to Emmaus’ working capital and ability to carry on its existing operations and obtain needed financing and other factors previously disclosed in the company’s reports filed with the Securities and Exchange Commission, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:	Investor Relations Contact:
Emmaus Life Sciences, Inc.	LifeSci Advisors
Joseph (Jay) C. Sherwood III	Bruce Mackle
Chief Financial Officer	(929) 469-3859
(310) 214-0065, Ext. 3005	bmackle@lifesciadvisors.com
jsherwood@emmauslifesciences.com